EXHIBIT 99.2

NEWS RELEASE

Contact:	Robert Raynor	(714) 773-7620
Director, Investor Relations

Beckman Coulter Announces Exercise of

Overallotment Option for Convertible Senior Notes

FULLERTON, California, December 12, 2006 – Beckman Coulter, Inc. (NYSE:BEC), today announced that the initial purchasers of its 2.50% Convertible Senior Notes due 2036 have exercised in full their overallotment option to purchase an additional $75 million aggregate principal amount of notes. Including the sale of the additional notes, which is scheduled to close on Friday, December 15, 2006, the aggregate principal amount of notes sold by Beckman Coulter in the offering will be $600 million.

Beckman Coulter estimates that the net proceeds from this offering will be approximately $586 million after deducting discounts, commissions and estimated expenses associated with the offering, and expects to use (i) approximately $100 million of the net proceeds to repurchase shares of its common stock, some or all of which may be purchased contemporaneously with the closing of the sale of the notes including through block trades with one or more of the initial purchasers and/or their affiliates, (ii) approximately $245 million of the net proceeds to consummate the tender offer for any and all of its outstanding 7.45% Senior Notes due 2008, including expenses and fees, (iii) approximately $185 million to repay the bridge facility it entered into in connection with its acquisition of Lumigen, Inc., and (iv) the remainder of the net proceeds to reduce amounts outstanding under its revolving credit facility. The purpose of the offering is to reduce Beckman Coulter’s interest expense in order to fund additional research and development activities, including its molecular diagnostics project.

This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The sale of the notes and the shares of Beckman Coulter common stock issuable upon conversion have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

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